Exhibit 99.1

FOR IMMEDIATE RELEASE

10:00 AM PT, April 8, 2004

Quarterly Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the “Company”) (symbol: HEOP:OB) announced the results of operations through the end of the first quarter March 31, 2004 for the Company and its subsidiaries, Heritage Oaks Bank (“Heritage) and Hacienda Bank (“Hacienda”). Mr. Ward stated “for the three months ending March 31, 2004, the Company reported earnings of $876 thousand compared to $825 thousand for the same period in 2003. This represents an improvement of $51 thousand or 6%. On a fully diluted basis, earnings per share were $.21 for the three months ended March 31, 2004 compared to $.25 for the same period in 2003. For the three months ending March 31, 2004, the Company reported Return on Average Assets, Return On Average Equity and Return on Average Tangible Equity of .82%, 10.45% and 13.71%, respectively”.

During the 4th quarter of 2003, the Company completed the acquisition of Hacienda Bank in Santa Maria. As a result of the transaction, 602,485 new shares of Company stock were issued to former shareholders of Hacienda Bank. As a result of these new shares outstanding, first quarter 2004 earnings per share decreased when compared to the first quarter of 2003. The acquisition of Hacienda also resulted in a substantial increase in non-interest expense.  However, both these results and the anticipation that the transaction will be accretive to earning by the 4th quarter of 2004 are consistent with management’s pre-acquisition planning assumptions.  Mr. Ward went on to say that at March 31, 2004, “Compared to the same period in 2003, the Company reported growth in assets of 34%, loans net of reserves grew 43%, deposits grew 38% and equity capital increased by 63%. This growth was fueled by the acquisition of Hacienda as well as a very vibrant California Central Coast economy.”

On February 17, 2004, Heritage opened its newest branch office located at 1400 South River Road in Paso Robles. This free standing, 5,000 square foot facility has been under construction for the past nine months and with its completion Heritage was able to move from the current office located in a small store front office in the Woodland Plaza shopping center into the new facility. The new branch has four drive up banking lanes and one full service drive thru ATM.  According to Mr. Ward, “Our new office is located on one of the busiest corners in Paso Robles and has already demonstrated increased activity levels for the branch.”  The new office also offers full service Drive-Thru banking from 10:00 AM to 2:00 PM on Sundays.

As previously announced, on March 26, 2004, the Board of Directors of the Company declared a 5% stock dividend for shareholders of record on April 9, 2004 to be distributed on April 23, 2004. This is the 7th consecutive year the company has declared a stock dividend and the 11th consecutive year a dividend has been paid to shareholders.

Below is a summary un-audited balance sheet for the periods ending March 31: (amounts in thousands)

	2004	2003
Total Assets	$448,566	$333,690
Loans, net of reserves	$293,637	$205,157
Deposits	$371,792	$269,126
Equity Capital	$33,504	$20,564

Below is a summary un-audited income statement for the three months ending March 31: (amounts in thousands)

	2004	2003
Net Interest Income	$4,607	$3,344
Non-Interest Income	$1,036	$901
Non-Interest Expense	$4,100	$2,869
Income Tax Expense	$497	$427
Net After Tax Income	$876	$825

Information regarding Heritage Oaks Bancorp stock may be acquired using the symbol HEOP.OB or accessed on line at www.heritageoaksbancorp.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O’Neill & Partners, L.P. at 1-800-635-6860 or by Contacting Tana Eade VP, Shareholder Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of their existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.  -End-